EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

         We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-133244, of China Growth Development, Inc., formerly known as Teeka Tan Products, Inc. and the related prospectuses of our audit report dated March 28, 2008 with respect to the consolidated balance sheets at December 31, 2007 and 2006 and the consolidated statements of operations, stockholders' equity and cash flows of China Growth Development, Inc. and its subsidiary for the years ended December 31, 2007 and 2006 appearing in the Form 10-K for the year ended December 31, 2007.


/s/ Webb & Company, P.A.
Certified Public Accountants

Boynton Beach, Florida
April 9, 2008